                         UNITED STATES BANKRUPTCY COURT

                           MIDDLE DISTRICT OF FLORIDA

                                ORLANDO DIVISION


In re:                                         Chapter 11
                                               Case No.: 00-3597-6J1
                                               Joint Administered with
GENCOR INDUSTRIES, INC., et al.                Case No.: 00-03598-6J1
                                               Case No.: 00-03599-6J1
               Debtor.                         Case No.: 00-03600-6J1
                                               Case No.: 00-03601-6J1
                                               Case No.: 00-03602-6J1
                                               Case No.: 00-03603-6J1
                                               Case No.: 00-03604-6J1
----------------------------------------

                     SECOND AMENDED PLAN OF REORGANIZATION
                    OF GENCOR INDUSTRIES, INC., AS MODIFIED

--------------------------------------------------------------------------------
                 Brad R. Godshall (California Bar No. 105438)
                    Rachel S. Lowy (Delaware Bar No. 3753)
                  Pachulski, Stang, Ziehl, Young & Jones P.C.
                   10100 Santa Monica Boulevard, Suite 1100
                         Los Angeles, California 90067
                           Telephone: (310) 277-6910
                           Facsimile: (310) 201-0760

                Paul Steven Singerman (Florida Bar No. 378850)
                  James H. Fierberg (Florida Bar No. 0050970)
                            Berger Singerman, P.A.
                   200 South Biscayne Boulevard, Suite 2950
                                Miami, FL 33131
                           Telephone: (305) 755-9500
                           Facsimile: (305) 714-4340

                 Counsel to Debtors and Debtors in Possession
--------------------------------------------------------------------------------

          Dated:  July 8, 2001

                               TABLE OF CONTENTS

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I.     DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW...................     1

       A.    Rules of Interpretation, Computation of Time and Governing Law............................     1

       B.    Defined Terms.............................................................................     2

II.    ADMINISTRATIVE CLAIMS, PROFESSIONAL FEES AND PRIORITY TAX CLAIMS................................    15

       A.    Introduction..............................................................................    15

       B.    Administrative Claims.....................................................................    15

       C.    Professional Fees.........................................................................    16

       D.    Priority Tax Claims.......................................................................    17

       E.    Pension Benefit Guaranty Corp. ("PBGC")...................................................    18

       F.    Class 3 GAP Claims........................................................................    18

III.   CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS..........................    19

       A.    Summary...................................................................................    19

       B.    Classification and Treatment of Claims against Debtors....................................    19

             1.   Class 1 - Other Priority Claims......................................................    20

             2.   Class 2 - Lender Group Claims........................................................    20

             3.   Class 3 - GAP Claims.................................................................    22

             4.   Class 4 - Unsecured Convenience Claims...............................................    23

             5.   Class 5 - General Unsecured Claims...................................................    24

             6.   Class 6 - The Bank of New York Secured Claim.........................................    24

             7.   Class 7 - Class A Equity Interests in Gencor.........................................    25

             8.   Class 8 -  Class B Equity Interests in Gencor........................................    25

             9.   Class 9 -- Gencor's Equity Interests In Other Debtors................................    26

             10.  Class 10 - Securities Class Action Claim.............................................    26

             11.  Class 11 - Insured Tort Claims.......................................................    27

IV.    ACCEPTANCE OR REJECTION OF THE PLAN.............................................................    28

       A.    Voting Classes............................................................................    28

       B.    Acceptance by Impaired Classes............................................................    28

V.     EFFECT OF CONFIRMATION..........................................................................    29
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                                      -i-
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                              TABLE OF CONTENTS
                                 (continued)

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
       A.   Substantive Consolidation/Vesting of Cash and Assets in Gencor as the Remaining Debtor.....     29

       B.   Post-Confirmation Directors and Officers...................................................     29

       C.   Authority to Effectuate Plan...............................................................     30

       D.   Post-Confirmation Status Report............................................................     30

       E.   Escrows....................................................................................     31

       F.   Binding Effect.............................................................................     31

VI.    COMMITTEE.......................................................................................     31

VII.   IMPLEMENTATION OF THE PLAN......................................................................     31

       A.   Funding of Plan............................................................................     31

       B.   Rights of the Debtors......................................................................     31

       C.   Surrender of Existing Securities...........................................................     32

VIII.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...........................................     32

       A.   Rejection of Executory Contracts and Unexpired Leases......................................     32

       B.   Claims Based on Rejection of Executory Contracts or Unexpired Leases.......................     33

IX.    PROVISIONS GOVERNING DISTRIBUTIONS..............................................................     33

       A.   Distributions for Claims Allowed as of the Effective Date..................................     33

       B.   Manner of Payment..........................................................................     34

       C.   Transmittal of Distributions to Parties Entitled Thereto...................................     35

       D.   Disputed Claims and Unclaimed Property.....................................................     36

       E.   Setoffs....................................................................................     37

       F.   Saturday, Sunday or Legal Holiday..........................................................     37

       G.   Fractional Cents...........................................................................     37

       H.   Revesting Of Assets........................................................................     38

       I.   Corporate Action...........................................................................     38

       J.   Corporate Charter..........................................................................     38

       K.   No Release.................................................................................     38

X.     PROCEDURES FOR RESOLVING DISPUTED CLAIMS........................................................     39

       A.   Prosecution of Objections to Claims........................................................     39

       B.   Estimation of Claims.......................................................................     40

                              TABLE OF CONTENTS
                                 (continued)

                                                                                                          Page
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       C.   Cumulative Remedies........................................................................     40

       D.   Payments and Distributions on Disputed Claims..............................................     40

       E.   Allowance of Claims and Interests..........................................................     41

            1.   Disallowance of Claims................................................................     41

            2.   Allowance of Claims...................................................................     41

            3.   Allowance of Claims...................................................................     41

       F.   Controversy Concerning Impairment..........................................................     42

       G.   Stock Options..............................................................................     42

XI.    DEBTORS' CAUSES OF ACTION.......................................................................     42

       A.   Maintenance of Causes of Action............................................................     42

       B.   No Res Judicata Effect.....................................................................     43

XII.   CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN...............................     44

       A.   Condition Precedent to Confirmation/Effective Date.........................................     44

       B.   Conditions Precedent to Consummation.......................................................     44

       C.   Waiver of Conditions.......................................................................     44

       D.   Effect of Non-Occurrence of Conditions to Consummation.....................................     45

XIII.  RETENTION OF JURISDICTION.......................................................................     45

XIV.   MISCELLANEOUS PROVISIONS........................................................................     49

       A.   Payment of Statutory Fees..................................................................     49

       B.   Discharge of Debtors.......................................................................     49

       C.   Modification of Plan.......................................................................     49

       D.   Revocation of Plan.........................................................................     50

       E.   Successors and Assigns.....................................................................     50

       F.   Reservation of Rights......................................................................     50

       G.   Post-Confirmation Effectiveness of Proofs of Claims........................................     51

       H.   Term of Injunctions or Stays...............................................................     51

       I.   Indemnification and Reimbursement Obligations..............................................     52

       J.   Further Assurances.........................................................................     52

       K.   Entire Agreement...........................................................................     52

                              TABLE OF CONTENTS
                                 (continued)

                                                                                                          Page
       L.   Retiree Benefits...........................................................................     53

       M.   Failure of Bankruptcy Court to Exercise Jurisdiction.......................................     53

       N.   Confirmation of the Plan Without Necessary Acceptances.....................................     53

       O.   Governing Law..............................................................................     54

       P.   Headings...................................................................................     54

       Q.   Notices....................................................................................     54

       R.   Filing of Additional Documents.............................................................     54

       S.   Enforceability.............................................................................     55

       T.   Severability...............................................................................     55

       U.   Notice of Default under the Plan...........................................................     55

       V.   Investments................................................................................     55

       W.   Reliance...................................................................................     56

     Pursuant to chapter 11, title 11 of the United States Code, 11 U.S.C.
(S)(S) 101-1330 (the "Bankruptcy Code"), Gencor Industries, Inc. ("Gencor"), debtor and debtor-in-possession in the above-captioned and numbered chapter 11 case,/1/ hereby respectfully propose the following Second Amended Plan of Reorganization, as modified, dated July 9, 2001:


                                      I.
                    DEFINED TERMS, RULES OF INTERPRETATION,
                    ---------------------------------------
                     COMPUTATION OF TIME AND GOVERNING LAW
                     -------------------------------------

     A.   Rules of Interpretation, Computation of Time and Governing Law
          --------------------------------------------------------------

     1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and each pronoun, whether stated in the masculine, feminine or neuter gender, shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words herein and hereto refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in
Section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form in the Plan that is not defined herein but that is used in

___________
/1/   Gencor's estate has been substantively consolidated with the estates of
General Combustion Corp. ("GCC"), Thermotech Systems Corp. ("Thermotech"), Equipment Services Group, Inc. ("Equipment Services"), Bituma Corp. ("Bituma") and Bituma-Stor, Inc. ("BSI") (collectively, the "Debtors"). Consolidated Process Machinery Inc. ("CPM") and CPM Brazil, Inc. have not been substantively consolidated into Gencor and this Plan does not address claims against the estates of CPM or CPM Brazil, Inc.

the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

     2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

     3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

     B.   Defined Terms
          -------------

     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

     1.   "Administrative Claim" means a Claim for costs and expenses of
           --------------------
administration under Section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of Gencor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Section 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estates under 28 U.S.C. (S)(S) 1911-1930.

     2.  "Administrative Claims Reserve Fund" means such amount of Cash as
          ----------------------------------
Gencor shall determine to be necessary to retain on the Initial Distribution Date and on all Subsequent

Distribution Dates through the Final Distribution Date, for the purpose of paying Disputed Administrative Claims as they become (if at all) Allowed Administrative Claims and the Professional Fees.

     3.   "Agent" means Credit Lyonnais New York Branch.
           -----

     4.   "Allowed" means, with respect to any Claim, except as otherwise
           -------
provided herein: (a) a Claim that has been scheduled by Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which Debtors or other party in interest have not Filed an objection by the Effective Date; (b) a Claim that has been allowed by a Final Order; (c) a Claim that is allowed: (i) in any stipulation with Debtors of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court;
(ii) in any stipulation with Debtors of amount and nature of Claim executed on or after the Confirmation Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed by Debtors in connection with the Plan; (d) a Claim relating to a rejected executory contract or unexpired lease that either
(i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law; or (e) a Claim that is allowed pursuant to the terms of this Plan.

     5.   "Allowed Claim" means a Claim that has been Allowed.
           -------------

     6.   "Amended and Restated Senior Secured Credit Agreement" means the Loan
           ----------------------------------------------------
Agreement in favor of Agent, substantially in the form attached hereto as Exhibit A, to be executed and delivered by Gencor.

     7.   "Assets" means any and all real or personal property of any nature,
           ------
including, without limitation, any real estate, buildings, structures, improvements, privileges, rights, easements, leases, subleases, licenses, goods, materials, supplies, furniture, fixtures, equipment, work in process, accounts, intellectual property rights, claims, causes of action and any other general intangibles of Debtors, as the case may be, of any nature whatsoever, including, without limitation, the property of the estate pursuant to Section 541 of the Bankruptcy Code.

     8.   "Assumed Contracts" mean those executory contracts or unexpired leases
           -----------------
assumed and assigned by Debtors pursuant to Section 365 of the Bankruptcy Code.

     9.   "Ballot Date" means the date stated in the Voting Instructions by
           -----------
which all Ballots must be received, which date shall be June 29, 2001.

     10.  "Ballots" mean the ballots accompanying the Disclosure Statement upon
           -------
which Holders of Impaired Claims shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

     11.  "Bankruptcy Code" means title I of the Bankruptcy Reform Act of 1978,
           ---------------
as amended from time to time, as set forth in Sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

     12.  "Bankruptcy Court" means the bankruptcy division of the United States
           ----------------
District Court for the Middle District of Florida having jurisdiction over the Chapter 11 Cases.

     13.  "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as
           ----------------
amended from time to time, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. (S) 2075 and the General, and Local Rules of the Bankruptcy Court.

     14.  "Bar Date" means such date(s) fixed by order(s) of the Bankruptcy
           --------
Court by which proofs of Claim, proofs of Equity Interest, or requests for allowance of Administrative Claim must be filed.

     15.  "Bituma" means Bituma Corp.
           ------

     16.  "BNY" means The Bank of New York.
           ---

     17.  "BSI" means Bituma-Stor, Inc.
           ---

     18.  "Business Day" means any day, other than a Saturday, Sunday or legal
           ------------
holiday (as defined in Bankruptcy Rule 9006(a)).

     19.  "Cash" means cash and cash equivalents, including, but not limited to,
           ----
bank deposits, wire transfers, checks, and readily marketable securities, instruments and obligations of the United States of America or instrumentalities thereof.

     20.  "Causes of Action" means all actions, causes of action, suits, debts,
           ----------------
dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments.

     21.  "Chapter 11 Cases" means the cases under chapter 11 of the Bankruptcy
           ----------------
Code, involuntarily commenced against the Debtors in the Bankruptcy Court for the District of Delaware and thereafter transferred to the Bankruptcy Court on or about May 10, 2000.

     22.  "Citrosuco" means Citrosuco North America, Inc.
           ---------

     23.  "Claim" means a claim (as defined in Section 101(5) of the Bankruptcy
           -----
Code) against any Debtor, including, but not limited to: (a) any right to payment from a Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     24.  "Class" means a category of Holders of Claims or Equity Interests as
           -----
set forth in Article III of the Plan.

     25.  "Committee" means the Official Committee of Unsecured Creditors
           ---------
appointed by the United States Trustee in these Chapter 11 Cases on or about September 20, 2000.

     26.  "Confirmation" means the entry of the Confirmation Order, subject to
           ------------
all conditions specified in Article XII of the Plan having been (a) satisfied or
(b) waived pursuant to Article XII(c).

     27.  "Confirmation Date" means the date upon which the Confirmation Order
           -----------------
is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

     28.  "Confirmation Order" means the order of the Bankruptcy Court
           ------------------
confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

     29.  "Consummation" means the occurrence of the Effective Date.
           ------------

     30.  "Contingent Claim" means a Claim that has accrued but nonetheless
           ----------------
remains dependent on the occurrence of a future event that may never occur.

     31.  "Convenience Claim" means any Allowed General Unsecured Claim in the
           -----------------
amount of $2000 or less.

     32.  "Creditor" means any Holder of a Claim.
           --------

     33.  "Debtor" means Gencor Industries, Inc. and former debtors GCC,
           ------
Thermotech, Equipment Services, Bituma, and BSI, the estate of each of which has been substantively consolidated into Gencor.

     34.  "Debtor in Possession" means Gencor Industries, Inc.
           --------------------

     35.  "Deliotte Proceeds" means the net proceeds of any action by the Debtor
           -----------------
against Deloitte & Touche, LLP.

     36.  "Disclosure Statement" means Debtors' Disclosure Statement dated April
           --------------------
4, 2001, as amended, supplemented, or modified from time to time, describing the Plan, that is prepared and distributed in accordance with the Bankruptcy Code and Bankruptcy Rules and other applicable law.

     37.  "Disputed" means, with respect to any Claim or Equity Interest, any
           --------
Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent; (b) as to which Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order, or (c) unless otherwise indicated in the Plan, a Claim as to which the period within which to object to such Claim has not yet expired.

     38.  "Distribution" means the Cash or Assets to be distributed to Holders
           ------------
of Allowed Claims or Equity Interests under Article III of the Plan.

     39.  "Distribution Dates" means each date on which a Distribution is to
           ------------------
be made under the Plan.

     40.  "Distribution Record Date" means April 9, 2001.
           ------------------------

     41.  "Effective Date" means the earlier of (a) September 4, 2001 or (b) the
           --------------
first Business Day of the first month after the Confirmation Date on which: (i) no stay of the Confirmation Order is in effect, and (ii) all conditions specified in both Article XII of the Plan have been (x) satisfied or (y) waived.

     42.  "Entity" means an entity as defined in Section 101(15) of the
           ------
Bankruptcy Code.

     43.  "Equipment Services" means Equipment Services Group, Inc.
           ------------------

     44.  "Equity Interest" means any equity interest in any Debtor, including,
           ---------------
but not limited to, all issued, unissued, authorized or outstanding shares or stock, together with any warrants, options or contract rights to purchase or acquire such interests at any time.

     45.  "Estate Assets" means all of each Debtor's Assets on the Effective
           -------------
Date, all of which have been substantively consolidated into the estate of Gencor.

     46.  "Estates" means the substantively consolidated estates of Debtors
           -------
created by Section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

     47.  "File" or "Filed" means file or filed with the Bankruptcy Court in the
           ----      -----
Chapter 11 Cases.

     48.  "Final Decree" means the decree contemplated under Bankruptcy Rule
           ------------
3022.

     49.  "Final Distribution Date" means the date of the last payment to
           -----------------------
Holders of Allowed Claims and Equity Interests in accordance with the provisions of the Plan.

     50.  "Final Order" means an order or judgment of the Bankruptcy Court, or
           -----------
other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

     51.  "GAP Claim" means any Unsecured Claim arising after the Petition Date
           ---------
and prior to the Order for Relief Date that is entitled to priority pursuant to
Section 507(a)(2) of the Bankruptcy Code.

     52.  "GCC" means General Combustion Corp.
           ---

     53.  "Gencor" means Gencor Industries, Inc., whether as reorganized
           ------
following the Effective Date, or otherwise.

     54.  "General Unsecured Claim" means any Unsecured Claim that is not
           -----------------------
entitled to priority under Section 507(a) of the Bankruptcy Code.

     55.  "Holder" means a Person or Entity holding an Equity Interest or Claim.
           ------

     56.  "Impaired" means with respect to a Claim or Class of Claims, a Claim
           --------
or Class of Claims that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

     57.  "Initial Distribution Date" means the Effective Date, or as soon as
           -------------------------
practicable thereafter as determined by Gencor or such other date as the initial payment of Allowed Claims in a given Class is required to be made under this Plan.

     58.  "Insider" means an insider of Gencor, as defined in Section 101(31) of
           -------
the Bankruptcy Code.

     59.  "Lender Group" means the group of lenders represented by the Agent and
           ------------
holding the Lender Group Claims. To Gencor's knowledge, the Lender Group consists of Credit Lyonnais New York Branch, BHF USA Capital Corporation, Balanced High-Yield Fund I, Ltd., Bank Austria Creditanstalt Corporate Finance, Inc., The ING Capital Senior Secured High Income Fund, L.P., ING Capital Advisors, LLC, MC CBO IV (Cayman) Ltd., Pamco Cayman Ltd., Skandinaviska Enskildabanken Corporation, ABN Amro Bank, N.V., and Suntrust Bank.

     60.  "Lender Group Claims" means the Claims of members of the Lender Group
           -------------------
in existence on the Petition Date.

     61.  "Lien" or "Liens" means any charge against or interest in property to
           ----      -----
secure payment or performance of a claim, debt, or obligation.

     62.  "Net Recovery" means the amounts received through assertion or
           ------------
prosecution by Gencor of any Rights of Action, including amounts received by settlement.

     63.  "Order for Relief Date" means September 13, 2000, the date the order
           ---------------------
for relief was entered commencing these Chapter 11 cases.

     64.  "Other Priority Claim" means any Claim accorded priority in right of
           --------------------
payment under Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim, a Gap Claim, or an Administrative Claim.

     65.  "Person" means a person as defined in Section 101(41) of the
           ------
Bankruptcy Code.

     66.  "Personal Injury Claim" means personal injury Claims against Debtors
           ---------------------
based on personal injury or product liability theories which are covered totally or partially by insurance.

     67.  "Petition Date" means April 5, 2000 and April 7, 2000, the dates on
           -------------
which the involuntarily petitions against Debtors were filed.

     68.  "Plan" means this Second Amended Plan of Reorganization, as modified,
           ----
either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

     69.  "Priority Tax Claim" means a Claim of a governmental unit of the kind
           ------------------
specified in Section 507(a)(8) of the Bankruptcy Code.

     70.  "Pro Rata" means proportionately so that with respect to an Claim, the
           --------
ratio of (a) (i) the amount of property distributed on account of a particular Claim to (ii) the amount of the Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Claims of the Class in which the particular Claim is included to (ii) the amount of all Claims in that Class.

     71.  "Professional" means a Person or Entity (a) employed pursuant to a
           ------------
Final Order in accordance with Sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code.

     72.  "Professional Fee Claim" means those fees and expenses claimed by
           ----------------------
Professionals retained through a Bankruptcy Court order by Debtors, pursuant to Sections 330, 331 and/or 503 of the Bankruptcy Code, and unpaid as of the Confirmation Date.

     73.  "Professional Fees" means all Allowed Claims for compensation and for
           -----------------
reimbursement of expenses under Sections 328 and 330 of the Bankruptcy Code.

     74.  "Proof of Claim" means a proof of claim pursuant to Section 501 of the
           --------------
Bankruptcy Code and/or any order of the Bankruptcy Court, together with supporting documents.

     75.  [Intentionally omitted.]

     76.  "Responsible Agent" means the individual or person with the
           -----------------
responsibility for making Distributions on behalf of Gencor under the Plan.

     77.  "Rights of Action" means, with respect to each Debtor individually (as
           ----------------
consolidated into the estate of Gencor), all claims, demands, rights, actions, causes of action and suits of such Debtor's Estate, of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising prior to, on or after the Petition Date, in contract or in tort, at law or in equity or under any other theory of law, including but not limited to (a) rights of setoff, counterclaim or recoupment, and claims on contracts or for breaches of duties imposed by law, (b) the right to object to Claims or Interests, (c) claims pursuant to Section 362 of the Bankruptcy Code, (d) claims and defenses such as fraud, mistake, duress, usury and (e) all avoiding powers, rights to seek subordination and all rights and remedies under Sections 502(d), 506, 510, 542,

543, 544, 545, 547, 548, 549, 550, 551, 552 or 553 or any fraudulent conveyance, fraudulent transfer, or preference action.

     78.  "Schedules" means the schedules of assets and liabilities which Gencor
           ---------
is required to file pursuant to Section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time, and Gencor's statements of financial affairs filed with the Bankruptcy Court, Gencor is required to file pursuant to Section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

     79.  "Secured Claim" means (a) a Claim that is secured by a lien on
           -------------
property in which the Estates have an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Creditor's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

     80.  "Securities Class Action Claim" means the Claim of Creditors who
           -----------------------------
commenced a class action suit against the Gencor, E.J. Elliot, John Elliot, and Russell Lee, III (as officers and directors of the Companies) on October 18, 1999 and after dismissal, filed a subsequent action in October, 2000, in the United States District Court for the Middle District of Florida, Orlando Division, C.A. No. 99-106-CIV-ORL-19B seeking money damages for losses from the alleged violations of Section 20 and 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5.

     81.  "Subsequent Distribution Date" means any date after the Initial
           ----------------------------
Distribution Date (a) that is (i) set by Debtors after consultation with Gencor the Responsible Agent to Gencor or (ii) otherwise ordered by the Bankruptcy Court, and (b) upon which the Responsible Agent makes a Distribution to any Holders of Allowed Claims.

     82.  "Thermotech" means Thermotech Systems Corp.
           ----------

     83.  "Unimpaired Class" means a Class in which is included any unimpaired
           ----------------
Claims within the meaning of Section 1124 of the Bankruptcy Code.

     84.  "Unsecured Claim" means any Claim against Gencor that is not a Secured
           ---------------
Claim or Administrative Claim.

     85.  "Voluntary Deferral" is as defined in Section III.B.3.
           ------------------

     86.  "U. S. Trustee" means the Office of the United States Trustee for the
           -------------
Middle District of Florida.

     87.  "Voting Instructions" means the instructions for voting on the Plan
           -------------------
contained in the Disclosure Statement and in the Ballots.

     88.  "Voting Record Date" means the date of Court approval of the
           ------------------
Disclosure Statement.

                                      II.
       ADMINISTRATIVE CLAIMS, PROFESSIONAL FEES AND PRIORITY TAX CLAIMS
       ----------------------------------------------------------------

     A.   Introduction
          ------------

     Certain types of Claims are not placed into voting Classes; instead they are unclassified. They are not considered Impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, Gencor has not placed the following Claims in a Class:

     B.   Administrative Claims
          ---------------------

          With respect to all Administrative Claims, after funding the Administrative Claims Reserve Fund, Gencor shall pay each Holder of an Allowed Administrative Claim (except for Professional Fees to the extent that their treatment, which is set forth below, differs) in full in the amount of the Allowed Claim, without interest, in Cash, on the later of (a) the Initial Distribution Date (or as soon thereafter as is practicable) or (b) within sixty
(60) days after the Claim becomes an Allowed Claim or (c) the date such Claim is payable in the ordinary course of a Debtor's business. Under the Plan, the Holder of an Allowed Administrative Claim may be paid on such other date and upon such other terms as may be agreed upon by that Holder of an Allowed Administrative Claim and Gencor.

          Notwithstanding any provision in the Plan regarding payment of Administrative Claims, all holders of Administrative Claims and Administrative Tax Claims, which have not been paid as of the Effective Date, must file a request for payment of Administrative Claims with the Bankruptcy Court and serve the same on Debtors' counsel and the U.S. Trustee such that the request is actually received no later than thirty (30) days after the conclusion of the Confirmation Hearing, or such Claim shall be forever barred and shall not be enforceable against Debtors, their successors, their assigns or their property. An objection to an Administrative Claim or Administrative Tax Claim must be filed within 120 days from the date such Claim is Filed.

Without limiting the foregoing, all fees payable under 28 U.S.C. (S) 1930 that have not been paid, shall be paid on or before the Effective Date.

     C.   Professional Fees
          -----------------

     Gencor shall pay Professionals who are entitled to allowance of fees and reimbursement of expenses from the Estates, in Cash, the amount awarded to such Professionals by Final Order of the Bankruptcy Court, less the amount of fees previously paid to the Professionals pursuant to the an Order of the Bankruptcy Court providing for payment of interim compensation to Professionals, on the later of the Effective Date or the date upon which any order awarding fees and/or expenses becomes a Final Order. The Holder of an Allowed Claim for Professional Fees may be paid on such other date and upon such other terms as may be agreed upon by that Holder of an Allowed Administrative Claim and Gencor.

     Each Professional in question must File and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be owed and required to be paid under the Plan.

     Professionals or other entities requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered prior to the Effective Date must File and serve pursuant to the notice provisions of the Interim Fee Order, an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date. All such applications for final allowance of compensation and reimbursement of expenses will be subject to the authorization and approval of the Bankruptcy Court. Holders of Administrative Claims (including, without limitation, Professionals) requesting compensation or reimbursement of expenses that do not File such requests by the applicable bar date shall be forever barred from asserting such claims against

Debtors or their successors, their assigns or their property. Any objection to Professional Fee Claims shall be Filed on or before the date specified in the application for final compensation.

     All reasonable fees for services rendered in connection with the Chapter 11 Cases and the Plan after the Effective Date, including those relating to the resolution of pending Claims, shall be paid by Gencor without further Bankruptcy Court authorization.

     D.   Priority Tax Claims
          -------------------

     A Priority Tax Claim is a Claim of a governmental entity of a kind specified in Section 507(a)(8) of the Bankruptcy Code, including but not limited to income taxes, real property taxes, sales taxes and use taxes. Each Holder of such an Allowed Priority Tax Claim will be paid in full, in Cash, without interest on the later of the Initial Distribution Date (or as soon thereafter as is practicable) or within sixty (60) days after the Claim becomes an Allowed Claim and the date on which that Claim becomes due and payable, except for the extent that the Holder of an Allowed Priority Tax Claim agreed or has agreed to different terms.

     E.   Pension Benefit Guaranty Corp. ("PBGC")
          ---------------------------------------

     PBGC's Claim results from any unfunded or underfunded portion of CPM's plan sponsorship of a certain Title IV of the Employee Retirement Income Security Act of 1974 ("ERISA"), 20 U.S.C. (S) 1301, et seq., qualified pension plan ("Pension
                      ------           -------
Plan") for its Employees. To the extent of Gencor's liability to PBGC, a portion of the under-funded obligation in respect of the Pension Plan is entitled to a fourth-priority of distribution. The Debtors shall pay PBGC the priority portion of its Allowed under-funded obligation in the full amount of the Allowed Claim, without interest, in Cash, on the later of (a) the Initial Distribution Date (or as soon thereafter as is practicable) or (b) within sixty
(60) days after the Claim becomes an Allowed Claim or (c) the date such Claim is payable in the ordinary course of the Debtors' businesses. The non-priority portion of any Allowed under-funded obligation under the Pension Plan will be treated as a Class 5 General Unsecured Claim.

     F.   Class 3 GAP Claims.
          -------------------

     Class 3 GAP Claims are technically unclassified and placed in "Class 3" for administrative convenience only. Class 3 GAP Claims are entitled to payment in full of their Allowed Claims under the Code on the Effective Date of the Plan. Gencor is requesting the Holders of GAP Claims to voluntarily defer payment of 35% of their Claims in order to provide Gencor with sufficient cash as of the Effective Date to operate its business and perform under the Plan. Unless virtually all Holders of GAP Claims consent to this Voluntary Deferral, the Plan may be infeasible. Holders of Class 3 GAP Claims will receive a ballot for the purpose of electing to make the Voluntary Deferral (as defined below).

                                     III.
                         CLASSIFICATION AND TREATMENT
                         ----------------------------
                   OF CLASSIFIED CLAIMS AND EQUITY INTERESTS
                   -----------------------------------------

     A.   Summary
          -------

          The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation and Distribution pursuant to the Plan and pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

          THE ESTATES OF DEBTORS HAVE BEEN SUBSTANTIVELY CONSOLIDATED. ALL ESTATE ASSETS HAVE VESTED IN GENCOR. ANY CLAIMS HELD AGAINST ONE DEBTOR WILL BE SATISFIED FROM THE CONSOLIDATED ASSETS OF ALL DEBTORS HELD BY GENCOR FOLLOWING THE EFFECTIVE DATE.

     B.   Classification and Treatment of Claims against Debtors
          ------------------------------------------------------

          The classification of Claims and Equity Interests against Debtors pursuant to the Plan is as follows:

-----------------------------------------------------------------------------------------------
Class                                           Status             Voting Rights
-----------------------------------------------------------------------------------------------
 Class 1--Other Priority Claims                 Unimpaired         Not entitled to Vote
-----------------------------------------------------------------------------------------------
 Class 2--Lender Group Claims                   Impaired           Entitled to Vote
-----------------------------------------------------------------------------------------------
 Class 3--GAP Claims                            Technically        Not entitled to Vote; Being
                                                Unclassified       Requested to make Voluntary
                                                                   Deferral
-----------------------------------------------------------------------------------------------
 Class 4 - Unsecured Convenience Claims         Impaired           Entitled to Vote
-----------------------------------------------------------------------------------------------
 Class 5--General Unsecured Claims              Impaired           Entitled to Vote
-----------------------------------------------------------------------------------------------
 Class 6--Bank of New York Secured Claim        Unimpaired         Not Entitled to Vote
-----------------------------------------------------------------------------------------------
 Class 7--Class A Equity Interests in Gencor    Unimpaired         Not Entitled to Vote
-----------------------------------------------------------------------------------------------
 Class 8-- Class B Equity Interests in Gencor   Unimpaired         Not Entitled to Vote
-----------------------------------------------------------------------------------------------
 Class 9 - Equity Interests in Debtors Other     Unimpaired         Not Entitled to Vote
 than Gencor
-----------------------------------------------------------------------------------------------
 Class 10 - Securities Class Action Claim        Impaired           Entitled to Vote
-----------------------------------------------------------------------------------------------
 Class 11 - Insured Personal Injury Claims       Impaired           Entitled to Vote
-----------------------------------------------------------------------------------------------

     1.   Class 1 - Other Priority Claims

          a. Classification: Class 1 consists of all Other Priority Claims against Debtors.

          b. Treatment: After paying Allowed Administrative Claims and funding the Administrative Claims Reserve Fund, Debtors shall pay Allowed Class 1 Claims in full, in Cash, without interest, on the later of the Initial Distribution Date (or as soon thereafter as is practicable), within sixty (60) days after the Claim becomes an Allowed Claim, and the date on which such Claim becomes due and payable, except to the extent that the Holder of the Allowed Claim in Class 1 agrees or has agreed to a different treatment.

          c. Voting: Class 1 is an Unimpaired Class and Holders of Class 1 Claims are not entitled to vote.

     2.   Class 2 - Lender Group Claims

          a. Classification: Class 2 consists of the Lender Group Claims against Debtors.

          b. Treatment:

             (1) The aggregate Lender Claims will be reduced through cash payments to not more than $40,000,000 as of the Effective Date./2/ Each Holder of a Lender Group Claim will receive a note reflecting the amount of its Claim. This Claim will be paid in full under the Plan. Gencor will pay Allowed Class 2 Claims in full over a four year period. Monthly principal payments will commence on the Effective Date. Principal Payments will be $320,000 per month for the first twelve months, and $400,000 per month for the succeeding thirty-five months, with the remaining unpaid principal balance of the Allowed Amount of such Claim, together with accrued interest thereon, being payable in full on the fourth anniversary of
___________________________
/2/ A dispute currently exists as to the precise amount of the Lender Group Claims, solely as to a portion of the Claims which appears to relate to expired and undrawn letters of credit. Gencor and the Lender Group hope to resolve this issue consensually prior to Confirmation.

the Effective Date. Interest shall accrue on the Allowed Class 2 Claim as set forth in the Amended and Restated Senior Secured Credit Agreement. Additional material terms in respect of the treatment of Class 2 Claim are set forth in the Amended and Restated Senior Secured Credit Agreement. The liens and security interests of the Agent will be retained following the Effective Date; and instruments creating such liens and security interests (collectively, "Lien Instruments") shall be supplemented as required and deemed modified as set forth below. A mandatory principal prepayment shall be made on the Class 2 Claim from any Deloitte Proceeds.

          (2) The prepetition loan and security agreement in favor of the Lender Group (and any note relating thereto or guarantee by any of the Debtors of the "Obligations" thereunder) shall be amended and restated pursuant to the Amended and Restated Senior Secured Credit Agreement. Additionally, Lien Instruments granted by Gencor for any "Active Subsidiary" (as defined in the Amended and Restated Senior Secured Credit Agreement) shall be deemed modified to provide:

               (i) That payment obligations secured thereby are the payment obligations established by the Plan and the Amended and Restated Senior Secured Credit Agreement rather than the prior credit agreement;

               (ii) That existing Events of Default under the prior credit agreement are deemed waived; and

               (iii) That transactions contemplated by the Plan do not constitute an Event of Default.

                    (b) Any violation of Debtors' obligations to the Lender Group under this Plan shall constitute an Event of Default under such Lien Instrument.

          c. Voting: Class 2 is an Impaired Class and holders of Class 2 Claims are entitled to vote to accept or reject the Plan. Under the terms of the Second Stipulation Regarding Use of cash Collateral, Adequate Protection and Other Relief approved by the Bankruptcy Court on or about April 5, 2001, Holders of more than 2/3 of the dollar amount and more than one half in number of Class 2 Claims have contractually agreed to vote in favor of the Plan.

     3.   Class 3 - GAP Claims

          a. Classification: Class 3 consists of the claims of Holders of Gap Claims against Debtors.

          b. Treatment: Class 3 "GAP" Claims are classified for convenience purposes only. Class 3 GAP Claims are entitled to payment in full of their Allowed Claims under the Code on the Effective Date. Gencor is requesting the Holders of GAP Claims agree to the "Voluntary Deferral". The specific terms of the Voluntary Deferral are as follows: 65% of the Allowed Class 3 Claim will be paid on the Effective Date. The remaining 35% balance of the Class 3 Allowed Claims will be paid over a six year period, in quarterly payments of principal, together with accrued interest thereon from the Effective Date. Interest shall accrue on the unpaid principal amount of Allowed Class 3 Claims at the rate of nine percent (9%) per annum after the Effective Date.

          c. Voting: Class 3 is not required to accept or reject the Plan but Holders of Class 3 Claims are requested to execute the Voluntary Deferral.

     4.  Class 4 - Unsecured Convenience Claims

         a. Classification: Class 4 consists of the Claims Holders of Unsecured Convenience Claims in the amount of $2000 or less. In addition, Class 4 Claims may also consist of Holders Class 5 General Unsecured Claims who elect to participate in Class 4 by voluntarily reclassifying their Claims.

         b. Treatment: Holder of an Allowed Class 4 Claims shall receive a single Cash payment equal to 80% of their Allowed Claim in full and final settlement of their Allowed Claim, on the later of the Initial Distribution Date (or as soon thereafter as is practicable), within sixty (60) days after the Claim becomes an Allowed Claim, and the date on which such Claim becomes due and payable, except to the extent that the Holder of the Allowed Claim in Class 4 agrees or has agreed to a different treatment.

         c. Opt-Out: Class 4 Claimants may opt-out of the Convenience Class and elect to accept the treatment of Class 5 General Unsecured Claimants as provided in the Plan.

         d. Voting: Class 4 is an Impaired Class. The Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.

     5.  Class 5 - General Unsecured Claims

          a. Classification: Class 5 consists of the Claims of Holders of General Unsecured Claims against Debtors.

          b. Treatment: Class 5 Claims will be paid in full over a six year period by equal quarterly payments of principal together with accrued interest thereon. Interest will accrue on the unpaid principal amount of Allowed Class 5 Claims at the rate of nine percent (9%) per annum from the later of the Effective Date or the date a claim is allowed; provided, however, that Debtor shall make a mandatory prepayment on Class 5 Claims from any Deloitte Proceeds remaining after payment in full of all Class 2 Claims.

          c. Voting: Class 5 is an Impaired Class. Class 5 Claims are entitled to vote to accept or reject the Plan.

     6.   Class 6 - The Bank of New York Secured Claim

          a. Classification: Class 6 shall consist of the Secured Claim of The Bank of New York ("BNY"), which Claim is secured by the first priority mortgage of Gencor's headquarters building in Orlando, Florida.

          b. Treatment: On the Effective Date, BNY shall be paid an amount of cash (at the non-default interest rate payable under the note in favor of BNY), as ordered by the Bankruptcy Court, sufficient to cure any default existing in respect thereto to render the Class 6 Claim unimpaired. Thereafter, the Class 6 Claim shall be paid in accordance with the pre-existing instrument between Gencor and BNY relating to such Claim.

          c. Voting: Class 6 is an unimpaired Class. Accordingly, the Class 6 Creditor is not entitled to vote to accept or reject the Plan.

     7.   Class 7 - Class A Equity Interests in Gencor

          a. Classification: Class 7 consists of all Class A Equity Interests in Gencor.

          b. Treatment: Class 7 Equity Interests are unimpaired under the Plan. Holders of Class 7 Equity Interests will retain their contractual rights under the Plan.

          c. Voting: Class 7 Interest Holders in Gencor shall retain all of their rights under the Plan and are, therefore, unimpaired. Accordingly, Class 7 Creditors are not entitled to vote.

     8.   Class 8 -  Class B Equity Interests in Gencor

          a. Classification: Class 8 consists of all Class B Equity Interests in Gencor.

          b. Treatment: Class 8 Equity Interests are unimpaired under the Plan. Holders of Class 8 Equity Interests will retain their contractual rights under the Plan.

          c. Voting: Class 8 Interest Holders in Gencor shall retain all of their rights under the Plan and are, therefore, unimpaired. Accordingly, Class 8 Creditors are not entitled to vote.

     9.  Class 9 -- Gencor's Equity Interests In Other Debtors

          a. Classification: Class 9 consists of all Gencor's Equity Interests in other Debtors.

          b. Treatment: Class 9 Equity Interests are unimpaired pursuant to the Plan.

          c. Voting: Class 9 is an Unimpaired Class and the Holder of Class 9 Equity Interests therefore is not entitled to vote to accept or reject the Plan.

     10.  Class 10 - Securities Class Action Claim

          a.  Classification:  Class 10 consists of the Securities Class Claim.

              (1) Treatment: The Class 10 Claims are not being liquidated, adjudicated, or otherwise determined under this Plan or in the Chapter 11 Case. On and after the Confirmation Date, the Holders of Class 10 Claims will be permitted to proceed (in a forum other than the Bankruptcy Court) against the Debtor to liquidate their rights and Claims against the Debtor and to seek collection from insurance policies of the Debtor ("Insurance Policies"). In connection with any such litigation, the Debtor (a) shall respond to subpoenas and discovery requests properly served in accordance with the applicable rules and procedures of the forum where the litigation is pending, and (b) in no event shall the Debtor be liable or responsible for any liability in respect of such Claims in an amount in excess of available coverage under the Insurance Policies. As such, no Distribution shall be made from assets of the Debtor's Estate (other than proceeds of the Insurance Policies) in respect of Class 10 Claims. Furthermore, except as provided with respect to Class 10 Claims, as otherwise expressly provided in this Plan, and expressly excluding any rights of reimbursement or indemnification by directors or officers of Gencor, the Insurance Policies shall not be used with respect to any Claims against the Debtor.

     Nothing in this Plan or the Confirmation Order shall be construed or otherwise interpreted (i) as litigation on the merits of the Class 10 Claims or an adjudication with respect to, or litigation of, any issue relating to the Class 10 Claims, (ii) having any res judicata or collateral estoppel effect with respect to any Class 10 Claims against the Debtor or any other individual or entity, (iii) to release or otherwise impact any rights or Claims held by the Holders of Class 10 Claims against individuals or entities other than the Debtor, including, without limitation, present or former officers or directors of the Debtor; or (iv) to release or otherwise impact the rights held by the Holders of Class 10 Claims to seek payment, collection, and satisfaction of any settlement or judgment against individuals or entities other than the Debtor, including, without limitation, present or former officers or directors of the Debtor, from property of those individuals or entities and the Insurance Policies. The treatment of the Class 10 Claims shall not in any way impact the rights of such Holders to retain their Equity Interest in the Debtor in accordance with the treatment of Class 7 and Class 8 Equity Interests under this Plan.

          b. Voting: Class 10 is an impaired Class and the Holder of a Class 10 Interest is entitled to vote to accept or reject the Plan.

     11.  Class 11 - Insured Tort Claims

          a.  Classification: Class 11 consists of all Insured Tort Claims.

          b. Treatment: Allowed Class 11 Claims will be satisfied by recourse of the Holders to insurance proceeds to the extent of policy limits. If the aggregate Allowed Class 11 Claims exceed the amount of the available insurance proceeds, the excess of such Allowed Class 11 Claims paid in full over the balance of a six year period, in semi-annual payments of principal, together with accrued interests thereon from the Effective Date. Interest will accrue on the unpaid principal amount of Allowed Class 11 Claims at the rate of nine percent (9%) per annum after the earlier of liquidation of the Claim amount or the Effective Date. The Amount of each Allowed Class 11 Claim may be prepaid, in whole or in part, at any time without penalty of any kind. The Debtors reserve the right to request the Bankruptcy Court to estimate any deficiency in the amount of insurance proceeds, if any.

          c. Voting: Class 11 is an Impaired Class and the Holders of Class 11 Claims are entitled to vote to accept or reject the Plan.

                                      IV.
                      ACCEPTANCE OR REJECTION OF THE PLAN
                      -----------------------------------

     A.   Voting Classes
          --------------

     Each Holder of an Allowed Claim or Interest in Classes 2, 4, 5, 10 and 11 is entitled to vote either to accept or to reject the Plan. Only those votes cast by Holders of Allowed Claims and Equity Interests shall be counted in determining whether acceptances have been received sufficient in number and amount to obtain confirmation.

     B.   Acceptance by Impaired Classes
          ------------------------------

     An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

                                      V.
                            EFFECT OF CONFIRMATION
                            ----------------------

A.   Substantive Consolidation/Vesting of Cash and Assets in Gencor as the
     ---------------------------------------------------------------------
     Remaining Debtor
     ----------------

     All Estate Assets have vested in Gencor, and Gencor shall assume any and all responsibility for the payment of any and all Claims against each Debtor. Except to the extent otherwise provided in the Plan or restricted by prior order of the Bankruptcy Court, on the Effective Date, all Cash and Estate Assets shall be transferred to and vest in Gencor free of any Claims, Liens and Equity Interests.

     B.   Post-Confirmation Directors and Officers
          ----------------------------------------

          On the Confirmation Date, the officers and directors of Gencor shall be as follows:

Directors:
Mr.E.J. Elliot                        Chairman of the Board
Mr.John Elliot                        Director/3/

Officers:
Mr.E.J. Elliot                        Chief Executive Officer, President
Mr.John Elliot                        Executive Vice President and Secretary
Mr.Scott W. Runkel                    Chief Financial Officer, Treasurer
Mr.David F. Bradshears                Senior Vice President, Technology
Mr.Marc G. Elliot                     Vice President, Marketing
Mr.D. William Garrett                 Vice President Sales

_________________________
/3/ Gencor shall seek to appoint a third director prior to the Effective Date to be subsequently identified.

          Compensation of each Officer and Director shall initially be as was in effect prior to the Effective Date. Gencor reserves the right to adjust such compensation at a date which is one year following the Effective Date, subject to the rights of the Lender Group under the Restated Senior Secured Credit Agreement.

          C.  Authority to Effectuate Plan
              ----------------------------

          Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under the Plan shall be deemed to be authorized and approved without further approval from the Bankruptcy Court. The Confirmation Order shall act as an order modifying Gencor's by-laws such that the provisions of this Plan can be effectuated. Gencor shall be authorized, without further application to or order of the Bankruptcy Court, to take whatever action is necessary to achieve Consummation and carry out the Plan and to effectuate the Distributions provided for thereunder.

          D.  Post-Confirmation Status Report
              -------------------------------

          Within 120 days of the entry of the Confirmation Order, Gencor shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, and those parties who have requested special notice post-confirmation. The Bankruptcy Court may schedule status conferences at its discretion.

     E.   Escrows
          -------

     All escrows previously established in the chapter 11 Cases and still in existence on the Plan Effective Date shall continue to be administered, and the escrowed funds shall be released, according to their terms and any orders of the Bankruptcy Court previously entered. Escrowed funds that are released to Gencor after the Plan Effective Date shall be used to achieve Consummation and carry out the Plan.

     F.   Binding Effect
          --------------

     Except as otherwise expressly provided in the Plan, on and after the Effective Date, the Plan and all exhibits thereto shall bind the Committee, and all Holders of Claims and Equity Interests.

                                      VI.
                                   COMMITTEE
                                   ---------

          Upon the Effective Date, the Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations. The retention or employment of the Committee's Professionals and agents shall terminate with the dissolution of the Committee.

                                     VII.
                          IMPLEMENTATION OF THE PLAN
                          --------------------------

     A.   Funding of Plan
          ---------------

     The source of funds to achieve Consummation and to carry out the Plan shall be (i) Gencor's post-Confirmation operations; and (ii) the post-Effective Date liquidation of Estate Assets.

     B.   Rights of the Debtors

          In addition to their other rights under the Plan, Gencor shall have the right, but not the obligation, (a) to retain and compensate professionals (including, but not limited to the

Professionals retained by Gencor prior to the Effective Date) and other Persons to assist Gencor in performing its duties under the Plan.

     C.   Surrender of Existing Securities
          --------------------------------

          Except as provided with respect to the Lender Group, a holder or lienholder of any equity instrument in Gencor must surrender such instrument as a condition to receiving a Distribution under the Plan on account of such note or instrument. Any Holder of a Claim that fails to (a) surrender such note or instrument or (b) execute and deliver an affidavit of loss and/or indemnity satisfactory to Gencor and furnish a bond in form, substance, duration and amount satisfactory to Gencor before the Confirmation Hearing, shall be deemed to have forfeited all rights and Claims on such note or instrument and shall not receive any Distribution on account of being a Holder of such note or instrument.

                                     VIII.
                            TREATMENT OF EXECUTORY
                            ----------------------
                        CONTRACTS AND UNEXPIRED LEASES
                        ------------------------------

     A.   Rejection of Executory Contracts and Unexpired Leases
          -----------------------------------------------------

     On the Effective Date, except for an executory contract or unexpired lease that was previously assumed or rejected by an order of the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code, is assumed pursuant to a separate motion filed in conjunction with or conditional upon Confirmation, or is listed on Exhibit B attached hereto, any executory contract and unexpired lease entered into by Debtors prior to the Order for Relief Date that has not previously expired or terminated pursuant to its own terms shall be deemed rejected pursuant to Section 365 of the Bankruptcy Code. Exhibit B is a list of executory contracts and unexpired leases that Debtors wish to assume, the Debtors reserve their rights to add or remove any executory contract or unexpired lease from this list prior to Confirmation of the Plan. However, as to those executory contracts or unexpired leases that are not on the list as of Confirmation of the Plan, the Confirmation Order will constitute an Order of the Bankruptcy Court approving such rejections pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date. The non-Debtor parties to any rejected personal property leases shall be responsible for taking all steps necessary to retrieve the personal property that is the subject of such executory contracts and leases.

     B.   Claims Based on Rejection of Executory Contracts or Unexpired Leases
          --------------------------------------------------------------------

     All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of the date of entry of either the Confirmation Order or an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against Debtors, any other entity, their estates and property unless otherwise ordered by the Bankruptcy Court or provided in the Plan; all such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article III hereof.

                                      IX.
                      PROVISIONS GOVERNING DISTRIBUTIONS
                      ----------------------------------

     A.   Distributions for Claims Allowed as of the Effective Date
          ---------------------------------------------------------

     Gencor or the Responsible Agent will make all Distributions provided for under the Plan. Except as otherwise provided in the Plan, or as may be ordered by the Bankruptcy Court, Distributions on account of those Claims that are Allowed as of the Effective Date and are entitled to receive Distributions under the Plan, shall be made on the Effective Date (or as soon thereafter as is practicable). Distributions on account of Claims that become Allowed after the Effective Date shall be made pursuant to Article III of the Plan.

          Except as otherwise set forth in the Plan, Gencor may, but shall not be required to, set-off against any Claim and the Distributions to be made pursuant to the Plan in respect of such Claim, any Rights of Action the Estates may have against the holder of the Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by Gencor of any such Rights of Action, set-off or recoupment which Gencor may have against such Holder.

     B.   Manner of Payment
          -----------------

          Any payment of Cash made under the Plan may be made either by check drawn on a domestic bank, by wire transfer, or by automated clearing house transfer from a domestic bank, at the option of Gencor.

          Under Section 1146(c) of the Bankruptcy Code, the making or delivery of an instrument of transfer under a plan may not be taxed under any law imposing a stamp tax or similar tax. Pursuant thereto, entry of the Confirmation Order shall be a determination that no stamp tax, transfer tax or similar tax may be imposed on any sale of property by Gencor.

          Gencor, in making Distributions under the Plan, shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Gencor may withhold the entire Distribution due to any Holder of an Allowed Claim until such time as such Holder provides Gencor with the necessary information to comply with any withholding requirements of any governmental unit. Any funds so withheld will then be paid by Gencor to the appropriate authority. If the Holder of an Allowed Claim fails to provide to Gencor the information necessary to comply with any withholding requirements of any governmental unit within thirty (30) days from the date of first notification by Gencor to the Holder of such Allowed Claim the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the Holder's Distribution shall be treated as an undeliverable Distribution accordance with Article IX(D) of the Plan.

     C.   Transmittal of Distributions to Parties Entitled Thereto
          --------------------------------------------------------

          All Distributions by check shall be deemed made at the time such check is duly deposited in the United States mail, postage prepaid. All Distributions by wire transfer shall be deemed made as of the date the Federal Reserve or other wire transfer is made. Except as otherwise agreed with the Holder of an Allowed Claim in respect thereof or as provided in the Plan, any property to be distributed on account of an Allowed Claim shall be distributed by mail, upon compliance by the Holder with the provisions of the Plan, to (a) the latest mailing address Filed for the Holder of an Allowed Claim entitled to a Distribution, (b) the latest mailing address Filed for a Holder of a Filed power of attorney designated by the Holder of such Claim to receive Distributions, (c) the latest mailing address Filed for the Holder's transferee as identified in a Filed notice served on Gencor pursuant to Bankruptcy Rule 3001(e), or (d) if no such mailing address has been Filed, the mailing address reflected on the Schedules or in Debtors' books and records.

     D.   Disputed Claims and Unclaimed Property
          --------------------------------------

          Notwithstanding all references in the Plan to Claims that are Allowed, in undertaking the calculations concerning Allowed Claims under the Plan, including the determination of the amount of Distributions due to the Holders of Allowed Claims, each Disputed Claim shall be treated as if it were an Allowed Claim, as appropriate, except that if the

Court estimates the likely portion of a Disputed Claim to be Allowed or otherwise determines the amount which would constitute a sufficient reserve for a Disputed Claim (which estimations and determinations may be requested by Gencor), such amount as determined by the Court shall be used as to such Claim.

          After an objection to a Disputed Claim is withdrawn or determined by final order, the Distributions due on account of any resulting Allowed Claim shall be paid by Gencor, together with the interest, if any, payable on such Claim. Such payment shall be made on the earlier of (a) the next payment date for Claims of the Class or type of the Claim of such Holder and, (b) within forty-five (45) days of the date the Disputed Claim becomes an Allowed Claim or authorized Administrative Claim. No interest shall be due to a Disputed Claim holder based on the delay attendant to determining the allowance of such Claim except as set forth in this subsection.

          At Gencor's election, any property, which is unclaimed for ninety (90) days after Distribution thereof by mail to the last known mailing address of the party entitled thereto, shall revest in Gencor as available funds for ongoing costs and fees or for distribution to other Creditors. Notwithstanding the foregoing, if any mail sent to a Creditor at the last known mailing address by Gencor is returned without a forwarding address and the Creditor does not Claim its Distribution within ninety (90) days after it is mailed to the Creditor, Gencor may strike the Creditor's Claim from the Creditor list, issue no more checks to such Creditor and, for the purposes of future Distributions, treat the Creditor's Claim as if it were disallowed.

     E.   Setoffs
          -------

          Gencor may, but shall not be required to, setoff against any Claim (a) the payments and/or Distribution of other property to be made under the Plan in respect of such Claim and (b) any Claims of any nature whatsoever Gencor may have against the Holder of a Claim whether asserted or otherwise, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver by Gencor of any such claim Gencor may have against such Holder.

     F.   Saturday, Sunday or Legal Holiday
          ---------------------------------

          If any payment, Distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or Distribution or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     G.   Fractional Cents
          ----------------

          Notwithstanding any other provisions of the Plan to the contrary, no payment of fractional cents will be made under the Plan. Cash will be issued to Holders entitled to receive a Distribution of Cash in whole cents (rounded-down to the nearest whole cent when and as necessary).

     H.   Revesting Of Assets
          -------------------

          The property of the Estates has vested in Gencor. Gencor may use, acquire, transfer and dispose of all of its property, including, without limitation, all property formerly part of the Estate of another Debtor, free of any restrictions of the Bankruptcy Code and without further order of the Court as Gencor in its business judgment determines proper. As of the Effective Date, all property of Gencor shall be free and clear of all Claims except as provided in this Plan. If the Confirmation Order is ever reversed or revoked, this provision of the Plan shall become null and void, and all Liens existing before the Confirmation Date shall be revived.

     I.   Corporate Action
          ----------------

          Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided under the Plan involving the corporate structure of Gencor shall be deemed to be authorized and approved without any requirement of further action by Gencor, Gencor's shareholders, or Gencor's board of directors.

     J.   Corporate Charter.
          -----------------

          Upon the Effective Date, Gencor will amend its corporate charter to provide for the issuance of non-voting securities.

     K.   No Release
          ----------

     Except as otherwise provided in the Plan, no Entity and/or any such Entity's parents, subsidiaries, affiliates, related Entities, officers, directors, agents and/or employees shall be released and/or discharged of any liabilities under the Plan except as specifically provided in the Plan. Consequently, except as specifically provided in the Plan, all Entities shall remain liable to the extent presently provided under any applicable law with respect to any claims against any such Entities.

                                      X.
                   PROCEDURES FOR RESOLVING DISPUTED CLAIMS
                   ----------------------------------------

     A.   Prosecution of Objections to Claims
          -----------------------------------

          Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, and except as set forth in the Plan, Gencor shall have the exclusive right to make and File objections to Administrative Claims, Claims, and Equity Interests.

     Unless another time is set by order of the Bankruptcy Court, all objections to Claims and Equity Interests shall be Filed with the Court and served upon the Holders of each of the Claims and Equity Interests to which objections are made by the later of (a) 150 days after the Effective Date, or (b) ninety (90) days after a Proof of Claim or request for payment with respect to such Claim or Equity Interest is Filed.

     Except as set forth in the Plan, nothing in the Plan, the Disclosure Statement, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any claim, cause of action, right of setoff, or other legal or equitable defense that Debtors had immediately prior to the commencement of the Chapter 11 Cases, against or with respect to any Claim or Equity Interest. Except as set forth in the Plan, upon Confirmation, Gencor shall have, retain, reserve and be entitled to assert all such claims, causes of action, rights of setoff and other legal or equitable defenses that Debtors had immediately prior to the commencement of the Chapter 11 Cases as if the Chapter 11 Cases had not been commenced.

     B.   Estimation of Claims
          --------------------

     Gencor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether Gencor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.

If the estimated amount constitutes a maximum limitation on such Claim, Gencor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

     C.   Cumulative Remedies
          -------------------

     All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. Until such time as such Administrative Claim, Claim or Equity Interest becomes an Allowed Claim, such Claim shall be treated as a Disputed Administrative Claim, Disputed Claim or Disputed Equity Interest for purposes related to allocations, Distributions, and voting under the Plan.

     D.   Payments and Distributions on Disputed Claims
          ---------------------------------------------

     As and when authorized by a Final Order, Disputed Claims that become Allowed Claims shall be paid from Gencor's Cash and Assets, such that the Holder of such Allowed Claim receives all payments and Distributions to which such Holder is entitled under the Plan. Notwithstanding any provision in the Plan to the contrary, no partial payments and no partial Distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Unless otherwise agreed by Gencor, a Creditor who holds both
(an) Allowed Claim(s) and (a) Disputed Claim(s) will not receive a Distribution until such dispute is resolved by settlement or Final Order.

     E.   Allowance of Claims and Interests
          ---------------------------------

     1.   Disallowance of Claims

          All Claims held by Entities against whom Gencor has asserted or may assert a cause of action under Sections 542, 543, 522(f), 522(h), 544, 545, 547, 548, 549, or 550 of the Bankruptcy Code shall be deemed disallowed pursuant to
Section 502(d) of the Bankruptcy Code, and Holders of such Claims may not vote to accept or reject the Plan, both consequences to be in effect until such time as such causes of action against that Entity have been settled or resolved by a Final Order and all sums due Gencor by that Entity are turned over to Gencor or to the Responsible Agent.

     2.   Allowance of Claims

          Except as expressly provided in the Plan, no Claim or Equity Interest shall be deemed Allowed by virtue of the Plan, Confirmation, or any order of the Bankruptcy Court in the Chapter 11 Cases, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest.

     3.   Allowance of Claims

          Except as expressly provided in the Plan, no Claim or Equity Interest shall be deemed Allowed by virtue of the Plan, Confirmation Order, or any order of the Bankruptcy Court in the Chapter 11 Cases, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest.

     F.   Controversy Concerning Impairment
          ---------------------------------

     If a controversy arises as to whether any Claims or Equity Interests or any Class of Claims or Equity Interests are Impaired under the Plan, the Bankruptcy Court, after notice and a hearing, shall determine such controversy before the Confirmation Date. If such controversy is not resolved prior to the Effective Date, Gencor's interpretation of the Plan shall govern.

     G.   Stock Options
          -------------

     In conjunction with the Plan, stock options previously granted to E.J., John and Marc Elliott and approved by independent members of Gencor's Board (as well as Gencor's compensation committee) are being extended from July 24, 2001 to July 24, 2006. Attached as Exhibit D is a list of other incentive stock option grants to officers, managers, and key employees who hold previously granted options, which either expired or are about to expire, and which were granted pursuant to existing 1996 an d 1997 Plans with the unanimous action of Gencor's full Board. Certain non-executive officers and managers had their expiring grants augmented, while others including key employees, were granted new incentive stock options in fulfillment of "stay incentive" commitments by Gencor during the trying period of the last 2 years, and/or in recognition of their superior performance in restructuring Gencor.

                                      XI.
                           DEBTORS' CAUSES OF ACTION
                           -------------------------

     A.   Maintenance of Causes of Action
          -------------------------------

     Except as otherwise provided in the Plan, any rights or causes of action under any theory of law, including without limitation under the Bankruptcy Code, accruing to Debtors shall remain Assets of the Estates pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code and vests in Gencor.

     Unless a Right of Action against a Creditor or other Person is expressly waived, relinquished, released, compromised or settled in the Plan or in a Final Order, all rights with respect to such Right of Action are reserved to Gencor who may pursue such Right of Action. Without limiting the generality of the foregoing, Rights of Action identified on the Attached Exhibit "C" are expressly preserved.

          Gencor may pursue or decline to pursue the Rights of Action assigned to it for prosecution, as appropriate, in Gencor's business judgment, subject to the provisions of the Plan. Gencor may settle, release, sell, assign, otherwise transfer or compromise such Rights of Action, in Gencor's business judgment upon order of the Court, subject to the provisions of the Plan.

     From and after the Effective Date, Gencor may also litigate any avoidance, recovery or subordination actions under Sections 510, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code, or any other causes of action or rights to payments or claims that belong to Debtors that may be instituted by Gencor after the Effective Date.

     B.   No Res Judicata Effect
          ----------------------

     Notwithstanding anything to the contrary in this Plan or in the Disclosure Statement, the provisions of this Disclosure Statement and the Plan which permits Gencor to enter into settlements and compromises of any potential litigation shall not have and are not intended to have any res judicata effect with respect to any pre-petition claims and causes of action that are not otherwise treated under the Plan and shall not be deemed a bar to asserting such claims and causes of action. Gencor shall have the authority to settle claims and litigation as provided in the Plan, provided that all such settlements shall nevertheless be subject of the settlement standards imposed by Bankruptcy Rule. 9010 and the standards set forth in In re Justice Oaks II, Ltd., 898 F. 2d 1544, 1549 (11/th/ Cir. 1990), cert den. 498 U.S. 959, 1126 L. Ed. 2d 398,111 S. Ct.
389 (1990).

                                     XII.
                     CONDITIONS PRECEDENT TO CONFIRMATION
                     ------------------------------------
                         AND CONSUMMATION OF THE PLAN
                         ----------------------------

     A.   Condition Precedent to Confirmation/Effective Date
          --------------------------------------------------

     It is a condition to the Effective Date (unless waived by Gencor) that (a) the Confirmation Order shall approve in all respects all of the provisions, terms and conditions of the Plan, (b) the

Confirmation Order is satisfactory to Debtors in form and substance, (c) the Lenders' Prepetition Claim shall have been reduced to a principal amount less than Forty Million Dollars ($40,000,000), (d) Citrosuco's and the IRS's filed Class 4 Claims are entirely disallowed by the Bankruptcy Court or estimated for all purposed at $0; and (e) sufficient Holders of Class 3 GAP Claims shall have made the Voluntary Deferral that Gencor's Effective Date payments on Class 3 GAP Claims do not exceed $2,000,000.

     B.   Conditions Precedent to Consummation
          ------------------------------------

     It is a condition of Consummation that (a) the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the chapter 11 Cases by the Clerk of the Bankruptcy Court in form and substance acceptable to Debtors; and (b) the Confirmation Order shall be a Final Order.

     C.   Waiver of Conditions
          --------------------

     Gencor may waive any of the conditions of the Confirmation and/or Consummation of the Plan, in whole or in part, set forth in Article XII of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to obtain Confirmation and/or achieve Consummation of the Plan; provided, however, that Gencor may not waive any conditions of the Plan or the Confirmation Order which would adversely affect the Lender Group's rights and interests under the Plan.

     D.   Effect of Non-Occurrence of Conditions to Consummation
          ------------------------------------------------------

     If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, Gencor; (b) prejudice in any manner the rights of Gencor, or (c) constitute an admission, acknowledgment, offer or undertaking by Gencor in any respects; provided, however, that the Professional Fees allowed by a Final Order shall not be subject to disgorgement.

                                     XIII.
                           RETENTION OF JURISDICTION
                           -------------------------

          Notwithstanding entry of the Confirmation Order or the Plan Effective Date having occurred, the Chapter 11 Cases having been closed, or Final Decrees having been entered, the Bankruptcy Court shall have jurisdiction of matters arising out of, and related to the Chapter 11 Cases and the Plan under, and for the purposes of, Sections 105(a), 1127, 1142 and 1144 of the Bankruptcy Code and for, among other things, the following purposes:

          A. allow, disallow, determine, liquidate, classify, estimate or establish the priority or status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

          B. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

          C. resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which Debtors are parties or with respect to which Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date to the list of executory contracts and unexpired leases to be rejected;

          D. ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article X;

          E. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Debtors or their affiliates, directors, employees, agents or professionals that may be pending on the Effective Date;

          F. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

          G. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan, including, among other things, any avoidance actions or subordination actions under Sections 510, 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy
Code;

          H. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

          I. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other Plan provisions and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

          J. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

          K. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

          L.  enter an order and/or final decree concluding the Chapter 11
Cases;

          M. to consider any modification of the Plan under Section 1127 of the Bankruptcy Code and/or modification of the Plan before "substantial consummation" as defined in Section 1101(2) of the Bankruptcy Code;

          N. to protect the property of the Estates from adverse Claims or interference inconsistent with the Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of the Plan, or to determine a Debtor's exclusive ownership of claims and causes of action retained under the Plan;

          O. to hear and determine matters pertaining to abandonment of property of the Estates;

          P. to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          Q. to interpret and enforce any Orders previously entered in the Chapter 11 Cases to the extent such Orders are not superseded or inconsistent with the Plan;

          R. to recover all Assets of Debtors and property of the Estates, wherever located;

          S. to hear and determine matters concerning state, local, and federal taxes in accordance with Sections 345, 505, and 1146 of the Bankruptcy Code.

          T. to hear and act on any other matter not inconsistent with the Bankruptcy Code;

          U. to consider and act on the compromise and settlement of any litigation, Claim against or cause of action on behalf of the Estates; and

          V. to interpret and enforce the injunctions contained in the Confirmation Order.

                                     XIV.
                           MISCELLANEOUS PROVISIONS
                           ------------------------

     A.   Payment of Statutory Fees
          -------------------------

     All fees payable pursuant to 28 U.S.C (S) 1930 as determined by the Bankruptcy Court at the hearing pursuant to Section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date. Gencor shall pay fees that accrue under 28 U.S.C (S) 1930 until a Final Decree is entered in their respective cases, or the Bankruptcy Court otherwise orders. Debtors shall submit U.S. Trustee quarterly fee status reports with each quarterly fee paid after Confirmation.

     B.   Discharge of Debtors
          --------------------

     Except as otherwise provided herein: (a) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against Debtors and Debtors in Possession, or any of their assets or properties; (b) on the Effective Date, all such Claims against, and Equity Interests in Debtors shall be satisfied, discharged and released in full; and (c) all Persons and Entities shall be precluded from asserting against the Debtors, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

     C.   Modification of Plan
          --------------------

          Gencor reserves to itself, in accordance with the Bankruptcy Code, the right to amend or modify the Plan prior to the entry of the Confirmation Order. However, in certain instances, the Court may require a new disclosure statement and/or an Order revoking the Plan.

     Prior to entry of the Confirmation Order, the Plan may only be modified with the consent of Gencor. After the entry of the Confirmation Order, Gencor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, if (a) the Plan has not been substantially consummated and (b) the Court authorizes the proposed
                          ---
modifications after notice and a hearing.

     D.   Revocation of Plan
          ------------------

     Gencor reserves the right to withdraw the Plan at any time before the entry of the Confirmation Order. If any of the following events occur: (a) Debtors revoke or withdraw the Plan; (b) the Confirmation Order is not entered; (c) the Effective Date does not occur; (d) Consummation of the Plan is not substantially achieved; or (e) the Confirmation Order is reversed or revoked, then, at the option of Gencor, the Plan shall be deemed null and void. In any of those events, nothing contained in the Plan shall be deemed to constitute a waiver of any claim by Gencor, or to prejudice in any manner the rights of Gencor in any further proceedings involving Gencor.

     E.   Successors and Assigns
          ----------------------

     The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

     F.   Reservation of Rights
          ---------------------

     Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. The filing of the Plan, the statements or provisions contained therein, or the taking of any action by Gencor with respect to the Plan shall not be, or shall not be deemed to be, an admission or waiver of any rights of Gencor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

     G.   Post-Confirmation Effectiveness of Proofs of Claims
          ---------------------------------------------------

          Proofs of Claims shall, upon the Plan Effective Date, represent only the right to participate in the Distributions contemplated by the Plan and otherwise shall have no further force or effect.

     H.   Term of Injunctions or Stays
          ----------------------------

          Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases under Sections 105 and 362 of the Bankruptcy Code or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date. From and after the Effective Date, all Persons are permanently enjoined from and restrained against, commencing or continuing in any court any suit, action or other proceeding, or otherwise asserting any claim or interest, seeking to hold (a) any Gencor entity, (b) the property of any Gencor entity, (c) the Committee or any of its members, or (d) any of the Agent or the Lender Group (or their respective officers, directors, employees, and other agents, advisors, attorneys and accountants, successors or assigns) liable for any claim, obligation, right, interests, debt or liability that has been discharged or released pursuant to the Plan.

          As of the Effective Date, Gencor and the Estates and Gencor's Non-Debtor Subsidiaries shall release each attorney, accountant or other professional employed by the Debtors, Agent and Lender Group in the Cases and Agent, Lender Group and all officers, directors, representatives, or employees of Gencor, Agent and Lender Group from any and all causes of action, claim, liabilities, counterclaims and damages relating in any manner to such professional's or other released individuals' or entities' participation in the Cases.

          The releases and injunctions set forth herein: (i) only apply to post-petition transactions or occurrences; and (2) do not release any party who may be liable with Gencor to any party on account of any debt for which Gencor receives a discharge.

     I.   Indemnification and Reimbursement Obligations
          ---------------------------------------------

          Notwithstanding any other provision of the Plan to the contrary, the obligations of Gencor to indemnify and reimburse, pursuant to Gencor's articles of incorporation, codes of regulations, bylaws, applicable law, specific agreement, or any combination of the foregoing, the shareholders, acting in a capacity as a director or officer of Debtors, against and for any obligations in respect of those Claims relating to actions or omissions, prior to the Petition Date, shall, to the extent permitted under applicable law, be deemed assumed by Gencor on the Effective Date without any further action by any Entity.

     J.   Further Assurances
          ------------------

     Gencor and all Holders of Claims receiving Distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

     K.   Entire Agreement
          ----------------

     The Plan supersedes all prior discussions, understandings, agreements, and documents pertaining or relating to any subject matter of the Plan.

     L.   Retiree Benefits
          ----------------

     On and after the Effective Date, Debtors will honor all retiree benefits.

     M.   Failure of Bankruptcy Court to Exercise Jurisdiction
          ----------------------------------------------------

     If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of the Bankruptcy Case, including any of the matters set forth in the Plan, the Plan shall not prohibit or limit the exercise of jurisdiction by any other court of competent jurisdiction with respect to such matter.

     N.   Confirmation of the Plan Without Necessary Acceptances
          ------------------------------------------------------

     A COURT MAY CONFIRM A PLAN, EVEN IF IT IS NOT ACCEPTED BY ALL IMPAIRED CLASSES, IF THE PLAN HAS BEEN ACCEPTED BY AT LEASE ONE IMPAIRED CLASS OF CLAIMS AND THE PLAN MEETS THE "CRAMDOWN" REQUIREMENTS SET FORTH IN SECTION 1129(b) OF THE BANKRUPTCY CODE. SECTION 1129(b) OF THE BANKRUPTCY CODE REQUIRES THAT THE COURT FIND THAT A PLAN IS "FAIR AND EQUITABLE" AND DOES NOT "DISCRIMINATE UNFAIRLY" WITH RESPECT TO EACH NON-ACCEPTING IMPAIRED CLASS OF CLAIMS OR INTERESTS. IN THE EVENT THAT ANY IMPAIRED CLASS (OTHER THAN CLASS 3) SHALL REJECT THE PLAN IN ACCORDANCE WITH SECTION 1129(a)(8) OF THE BANKRUPTCY CODE, GENCOR INTENDS TO REQUEST THAT

THE BANKRUPTCY COURT CONFIRM THE PLAN IN ACCORDANCE WITH SECTION 1129(b) OF THE BANKRUPTCY CODE OR MODIFY THE PLAN IN ACCORDANCE WITH THE TERMS THEREOF.

     O.   Governing Law
          -------------

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the internal laws of the State of Florida shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to the conflict of laws provisions of the State of Florida.

     P.   Headings
          --------

     The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner shall affect the provisions or interpretation(s) of the Plan.

     Q.   Notices
          -------

          Any pleading, notice or other document required by the Plan to be served on or delivered to Gencor shall be sent by first class U.S. mail, postage prepaid to:

                    Gencor Industries, Inc.
                    5201 N. Orange Blossom Trail
                    Orlando, FL 32810
                    Attn:  John Elliott
With copies to:
--------------
                    Brad R. Godshall, Esquire
                    PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.
                    10100 Santa Monica Blvd., 11/th/ Floor
                    Los Angeles, California 90067

                    Paul Steven Singerman, Esquire
                    James H. Fierberg, Esquire
                    BERGER SINGERMAN, P.A.
                    200 South Biscayne Boulevard Suite 2950
                    Miami, Florida 33131


     R.   Filing of Additional Documents
          ------------------------------

     On or before the Effective Date, Gencor may File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     S.   Enforceability
          --------------

     Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan.

     T.   Severability
          ------------

          The provisions of the Plan shall not be severable unless such severance is agreed to by Gencor, and such severance would constitute a permissible modification of the Plan pursuant to Section 1127 of the Bankruptcy Code.

     U.   Notice of Default under the Plan
          --------------------------------

     Any notice of default as provided for in the Plan or in any exhibit to the Disclosure Statement shall (a) conspicuously state that it is a notice of default; (b) describe with particularity the nature of the default, including a reference to the specific provisions of the Plan as to which a default or defaults have allegedly occurred; and (c) describe any action required to cure the default, including the exact amount of any payment required to cure such default, if applicable.

     V.   Investments
          -----------

     Gencor shall be permitted from time to time to invest all or a portion of the Cash contained in any of the Reserve Funds in securities issued or directly guaranteed by the United States government or any agency thereof, commercial paper of corporations rated at least "A-1" by Standard & Poor's Corporation or rated at least "P-1" by Moody's Investor Services, Inc., interest bearing certificates of deposit, time deposits, bankers' acceptances and overnight bank deposits, and repurchase agreements. All interest and proceeds from such investments shall become part of the Post-Confirmation Reserve Fund, to be transferred to the Post-Confirmation Reserve Fund from time to time as Gencor, after consultation with the Responsible Agent, determine appropriate.

     W.   Reliance
          --------

     Gencor, its agents, employees and professionals, while acting in their capacity as such, including but not limited to, objecting to Claims, making Distributions to Creditors holding Allowed Claims and approving settlement of actions, as the case may be, shall be permitted to reasonably rely on any certificates, sworn statements, instruments, reports, claim dockets, schedules, or other documents reasonably believed by it to be genuine and to have been prepared or presented by the Bankruptcy Court Clerk's Office, Gencor and Gencor's professionals.

                     [SIGNATURES APPEAR ON THE NEXT PAGE]

Dated: April 9, 2001
       Orlando, Florida                 Respectfully submitted,

                                             Gencor Industries, Inc.


                                             By:  /s/ E.J. Elliott
                                                ------------------
                                             Its: Chairman of the Board and
                                                  -------------------------
                                                  President
                                                  ---------

Dated: Miami, Florida
       April 9, 2001               PACHULSKI, STANG, ZIEHL, YOUNG & JONES P.C.
                                   10100 Santa Monica Boulevard
                                   11th Floor
                                   Los Angeles, California 90067-4100
                                   Telephone: (310) 277-6910
                                   Facsimile: (310) 201-0760


                                   By:  /s/ Brad R. Godshall
                                      -------------------------------------
                                       Brad R. Godshall
                                       California State Bar No. 105438
                                       Email: bgodshall@pszyj.com
                                              -------------------

                                   and

                                   BERGER SINGERMAN, P.A.
                                   200 South Biscayne Boulevard
                                   Suite 2950
                                   Miami, Florida 33131
                                   Telephone: (305) 755-9500
                                   Facsimile: (305) 714-4340


                                   By:  /s/ Paul Steven Singerman
                                      ---------------------------
                                      Paul Steven Singerman
                                      Florida Bar No.: 378850
                                      email: psingerman@bdslaw.com
                                      James H. Fierberg
                                      Florida Bar No.: 0050970
                                      email: jfierberg@bdslaw.com

                                   Counsel to Gencor Industries, Inc.